                                                                  Exhibit 11.1

                       MACROVISION CORPORATION AND SUBSIDIARIES
              STATEMENT OF COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
                        (In thousands, except per share data)
                                     (Unaudited)


                                                                   Three Months Ended           Six Months Ended
                                                                       June 30,                      June 30,
                                                                 1997           1996          1997           1996
                                                               ------        -------         ------         ------
Computation of earnings (loss) per share:
   Net income from continuing operations                       $  757        $     9         $1,311         $  202
   Preferred stock dividends                                        -           (113)          (156)          (225)
                                                               ------        -------         ------         ------

   Adjusted net income (loss) from continuing operations          757           (104)         1,155            (23)
   Discontinued operations                                          -           (632)             -           (827)
                                                               ------        -------         ------         ------

   Earnings (loss) applicable to common stock                  $  757        $  (736)        $1,155         $ (850)
                                                               ======        =======         ======         ======

   Earnings (loss) per share:
       Continuing operations                                   $ 0.10         $(0.02)        $ 0.18         $(0.01)
       Discontinued operations                                      -          (0.15)             -          (0.19)
                                                               ------        -------         ------         ------

         Net earnings (loss)                                   $ 0.10         $(0.17)        $ 0.18         $(0.20)
                                                               ======        =======         ======         ======

Weighted average common shares outstanding                      7,065          3,643          5,778          3,638

Weighted average common equivalent shares from stock              508            461            460            464
   options calculated using the treasury stock method

Common equivalent shares from common shares issued
   and stock options granted within twelve months of
   the initial public offering, included pursuant to Staff
   Accounting Bullentin No. 83                                      -            245              -            245
                                                               ------        -------         ------         ------

Shares used to compute net earnings (loss) per share            7,573          4,349          6,238          4,347
                                                               ======        =======         ======         ======



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